Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700
NEWS RELEASE

Willis Lease Finance Reports Total Assets Surpass $1.0 Billion as First Quarter 2009 Net Income Grows 38% to $7.0 Million

NOVATO, CA —May 11, 2009 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported its total assets surpassed $1 billion as continued growth in the lease portfolio and high utilization of lease assets contributed to a 7% increase in total revenue. Aided by a tax adjustment of $1.8 million related to a change in California state tax law in the quarter that reduces the company’s future corporate tax rate, net income increased 38% to $7.0 million for the quarter ended March 31, 2009, compared to $5.1 million in the first quarter a year ago. Net income available to common shareholders increased 44% to $6.2 million, or $0.72 per diluted share, in the first quarter of 2009, compared to $4.3 million, or $0.49 per diluted share, in the same quarter a year ago.

First Quarter 2009 Highlights (at or for the quarter ended March 31, 2009, compared to March 31, 2008)

•                  The lease portfolio increased 10% from a year ago to $853.2 million.

•                  Average utilization was 92% compared to 96% a year ago.

•                  Lease rent revenues rose 4% to $25.9 million, contributing to a 7% increase in total revenue of $34.6 million.

•                  Maintenance reserve revenues contributed $7.8 million to revenue compared to $6.3 million a year ago.

•                  Earnings per diluted share grew 47% to $0.72 compared to $0.49 a year ago.

•                  Book value per common share was $18.55 compared to $16.54 a year ago.

•                  Purchased 4 engines and sold or consigned 3 engines, ending the quarter with 163 owned engines and 11 engines managed on behalf of third parties.

•                  Liquidity available from warehouse and revolving credit facilities was $227 million, down from $335 million a year ago.

“We were pleased with the strong financial performance in the first quarter, following the record results we reported in 2008,” said Charles F. Willis, President and CEO. “While the global recession continues to impact the aviation industry, we continue to experience healthy demand for our lease portfolio of jet engines. One of the keys to our success in this environment is the mix of engines in our portfolio which we have adjusted to meet the consistent spare engine market demand for newer generation narrow body aircraft. In fact, more than 60% of our portfolio represents engines purchased since 2006, with the average engine age now less than 7 years. With the right assets in our portfolio, we continue to operate at a high utilization level, resulting in the generation of record operating cash flows in the quarter, exceeding $22 million.”

“We were pleased with the lease activity in the first quarter, as we placed several engines that were purchased in the fourth quarter of last year on lease,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing.   “After a record year of purchases in 2008, with the majority of engines delivered in the last half of the year, we have scaled back our purchase activity in 2009. This strategy has allowed us to focus on the effective management and marketing for lease of the engines within our portfolio. We sold two older engines from our portfolio in the quarter and used these proceeds to partially fund the purchase of four modern fuel efficient engines. These transactions continue our efforts to shift the mix of assets in our portfolio to newer technology, fuel efficient engines.”

“We continue to benefit from lower interest rates. Our net finance costs are down 11% overall, and interest expense fell by 15% in the first quarter compared to the same quarter last year,” said Brad Forsyth, Chief Financial Officer.

(more)

“With interest swap rates at historic lows, we added $50 million in interest rate swaps in the quarter, bringing our total hedge position to approximately 64% of our outstanding floating-rate debt. Most of our swaps fix interest at varying rates for five and six-year terms, with the new swaps replacing swap contracts that mature over the next two years. Most importantly, we are replacing our existing swaps at significantly better long term fixed rates.”

A change in the current quarter in California tax law, which takes effect January 1, 2011, will result in a reduction in the state income tax rate that is used to calculate the company’s combined federal and state income tax provision. Because the company has a significant deferred income tax liability on the balance sheet, the reduced rate was applied to the balance and resulted in a reduction in future taxes owing of $1.8 million. This adjustment was offset against the company’s tax provision in the current period, resulting in a boost in after tax earnings of $1.8 million in the quarter.  The company’s effective combined federal/state tax rate is approximately 36%.

Balance Sheet

At March 31, 2009, the company had 163 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $853.2 million, compared to 151 commercial aircraft engines, 3 aircraft parts packages, 6 aircraft and other engine-related equipment in its lease portfolio with a net book value of $772.2 million a year ago.

Total assets surpassed $1.0 billion at March 31, 2009 due to the growth in the portfolio, compared to $901 million a year ago. “With the sale of three 2009 helicopter delivery positions in the quarter, we have reduced our purchase commitments for the remainder of the year to $92 million,” added Forsyth. “We continue to manage future purchase commitments to ensure that our existing debt facilities provide more than adequate funds to meet our obligations.”

With the establishment of the WEST $200.0 million warehouse facility in December 2007 and the placement of $212.0 million of WEST long term notes in March 2008, the company had $226.7 million of availability under its revolving credit and warehouse facilities at March 31, 2009, compared to $334.5 million a year earlier.  The company’s funded debt-to-equity ratio was 3.24 to 1 at March 31, 2009, compared to 3.35 to 1 at March 31, 2008.  The company’s annualized return on equity was 14.8% at March 31, 2009, compared to 14.6% for 2008.

Annual Meeting and Investor Conference

Willis Lease will host its annual meeting of shareholders on May 21, 2009, at 2:00 p.m. at its corporate offices in Novato, CA.  Charles Willis, President and CEO, and Brad Forsyth, CFO, will present at the Eighth Annual JMP Securities Research Conference on May 19, 2009, at 2:00 pm. in San Francisco.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,		%
	2009	2008	Change
REVENUE
Lease rent revenue	$25,895	$24,822	4.3%
Maintenance reserve revenue	7,776	6,287	23.7%
Gain on sale of equipment	363	—	100.0%
Other income	545	1,134	(51.9)%
Total revenue	34,579	32,243	7.2%

EXPENSES
Depreciation expense	10,352	8,640	19.8%
Write-down of equipment	753	—	100.0%
General and administrative	7,251	6,278	15.5%
Net finance costs:
Interest expense	8,310	9,777	(15.0)%
Interest income	(150)	(624)	(76.0)%
Total net finance costs	8,160	9,153	(10.8)%
Total expenses	26,516	24,071	10.2%

Earnings from operations	8,063	8,172	(1.3)%

Earnings from joint venture	215	182	18.1%

Income before income taxes	8,278	8,354	(0.9)%
Income tax expense	1,256	3,249	(61.3)%
Net income	$7,022	$5,105	37.6%

Preferred stock dividends paid and declared-Series A	782	782	0.0%
Net income attributable to common shareholders	$6,240	$4,323	44.3%

Basic earnings per common share	$0.75	$0.53

Diluted earnings per common share	$0.72	$0.49

Average common shares outstanding	8,306	8,190
Diluted average common shares outstanding	8,675	8,753

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2009	December 31, 2008

ASSETS
Cash and cash equivalents	$19,592	$8,618
Restricted cash	70,467	69,194
Equipment held for operating lease, less accumulated depreciation	853,196	829,739
Equipment held for sale	9,455	21,191
Operating lease related receivable, net of allowances	9,593	8,607
Investments	10,423	10,434
Assets under derivative instruments	608	276
Property, equipment & furnishings, less accumulated depreciation	7,605	7,751
Equipment purchase deposits	6,647	13,530
Other assets	13,811	13,969
Total assets	$1,001,397	$983,309

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$15,167	$12,732
Liabilities under derivative instruments	19,152	20,810
Deferred income taxes	57,651	56,118
Notes payable	647,804	641,125
Maintenance reserves	51,285	49,158
Security deposits	5,510	5,179
Unearned lease revenue	4,697	5,980
Total liabilities	801,266	791,102

Shareholders’ equity:
Preferred stock	$31,915	$31,915
Common stock ($0.01 par value)	91	91
Paid-in capital in excess of par	58,362	57,939
Retained earnings	123,403	117,163
Accumulated other comprehensive loss, net of tax	(13,640)	(14,901)
Total shareholders’ equity	200,131	192,207

Total liabilities and shareholders’ equity	$1,001,397	$983,309